Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-192138) and related Preliminary Prospectus of Millennial Media, Inc. for the registration of 24,759,604 shares of its common stock and to the incorporation by reference therein of our report dated June 7, 2013, with respect to the consolidated financial statements of Metaresolver, Inc. for the period from March 12, 2012 (date of inception) to December 31, 2012, included in the Current Report of Millennial Media, Inc. on Form 8-K/A dated June 14, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

January 24, 2014